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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

           EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                          Three Months Ended                    Nine Months Ended
                                                              September 30,                       September 30,
                                                        -------------------------          --------------------------
                                                          1998              1997             1998               1997
                                                        --------           ------          ---------           ------

Net income (loss)                                       $ (2,610)          $2,597          $  (3,553)          $5,349
                                                        ========           ======          =========           ======
COMPUTATION OF SHARES USED IN NET INCOME
(LOSS) PER SHARE:
    Weighted average common shares outstanding             8,901            8,732              8,847            8,693
    Incremental common equivalent shares
      representing Shares issuable upon exercise of
        stock Options (1)                                     --              290                 --              170
                                                        --------           ------          ---------           ------
             Total weighted average shares -
                 Diluted                                   8,901            9,022              8,847            8,863
                                                        ========           ======          =========           ======
             Total weighted average shares -
                 Basic                                     8,901            8,732              8,847            8,693
                                                        ========           ======          =========           ======
Net income (loss) per diluted common and
    Common equivalent share                             $  (0.29)          $ 0.29          $   (0.40)          $ 0.60
                                                        ========           ======          =========           ======
Net income(loss) per basic common
    and common equivalent share                         $  (0.29)          $ 0.30          $   (0.40)          $ 0.62
                                                        ========           ======          =========           ======




--------
(1) Amount calculated using the treasury stock method and fair market values for stock.


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